Exhibit 99.1

Contact: Sandy Rowland
203.328.3500
sandy.rowland@harman.com

HARMAN Q1 Fiscal Year 2013 GAAP EPS up 17% to $0.79

•	Investment grade from S&P and Moody’s; new unsecured credit facility provides more than $1B in liquidity

•	$800M in new branded audio awards including BMW, Ford & Volvo

•	Twelve consecutive quarters of year-over-year improvement in sales and earnings in local currency

•	BRIC revenues up 23%

STAMFORD, CT, November 2, 2012 – Harman International Industries, Incorporated, the leading global audio and infotainment group (NYSE: HAR), today announced results for the first quarter ended September 30, 2012.

Net sales for the first quarter were $998 million, a decrease of 5 percent compared to the same period last year. In local currency, net sales increased by 2 percent. The Company noted that the year-ago quarter benefitted from an estimated $75 million in additional infotainment sales as vehicle production surged to fulfill pent-up demand and one time competitive replacement following interruptions associated with the tsunami in Japan.

First quarter operating income was $79 million, compared to $74 million in the same period last year. Excluding restructuring charges, operating profit in the first quarter grew by 4 percent to $79 million, compared to $76 million in the same period last year. On a GAAP basis, earnings per diluted share were $0.79 for the quarter compared to $0.67 in the same period last year. Excluding restructuring charges, earnings per diluted share were $0.79 compared to $0.69 in the same period last year.

Dinesh C. Paliwal, HARMAN’s Chairman, President and CEO, commented, “We delivered another strong quarter with growth in local currency, even against last year’s abnormally strong first quarter. Our success continues to be underlined by our launch of several award winning new products and our competitive wins in car audio business from BMW, Ford and Volvo. Despite economic uncertainty and a weak European automotive sector, we have the largest backlog of awarded business in our history. We are proud that relentless execution and continued cost focus has allowed us to post our 12th consecutive quarter of top and bottom line growth. We are also pleased to see our solid track record reflected by our credit rating upgrade to investment grade. We are confident that our excellent liquidity profile will enable us to continue to utilize a variety of initiatives to deploy capital, invest in growth and generate strong returns for our shareholders.”

FY 2013 Key Figures – Total Company	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes(1)
Net sales	998	1,051	(5%)	2%
Gross profit	278	288	(3%)	3%
Percent of net sales	27.9%	27.4%
SG&A & Other	199	214	(7%)	0%
Operating income	79	74	7%	14%
Percent of net sales	7.9%	7.1%
Net Income	55	48	13%	23%
Diluted earnings per share	0.79	0.67
Restructuring-related costs	0	2
Non-GAAP
Gross profit(1)	278	289	(4%)	3%
Percent of net sales(1)	27.9%	27.5%
SG&A & Other(1)	199	213	(7%)	0%
Operating income(1)	79	76	4%	11%
Percent of net sales(1)	7.9%	7.3%
Net Income(1)	55	50	10%	19%
Diluted earnings per share(1)	0.79	0.69
Shares outstanding – diluted (in millions)	69	72

1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

On a non-GAAP basis gross margin increased 34 basis points to 27.9 percent of sales in the first quarter of fiscal 2013. This improvement was primarily due to neodymium cost mitigation and productivity gains.

On a non-GAAP basis SG&A and Other expense decreased 36 basis points to 19.9 percent of sales.

Investor Call on Friday, November 2, 2012

On Friday, November 2, 2012, HARMAN’s management will host an analyst and investor conference call to discuss the first quarter results. Those who wish to participate via audio in the earnings conference call, scheduled at 11:00 a.m. EDT, should dial 1 (800) 659 1839 (U.S.) or +1 (303) 223 4399 (International) ten minutes before the call and reference HARMAN, Access Code: 21608442.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. For your reference during the Analyst and Investor Call, the Company has posted a set of information slides on its website at www.harman.com and accompanying this press release on www.businesswire.com.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through January 31, 2013 at 1:00 p.m. EST. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21608442.

If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

General Information

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands, including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon® and Mark Levinson®. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 13,900 people across the Americas, Europe and Asia, and reported net sales of $4.4 billion for year ended June 30, 2012. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) our ability to maintain profitability in our infotainment segment if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (8) our failure to implement and maintain a comprehensive disaster recovery program; (9) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of complying with such laws; (10) our ability to maintain a competitive technological advantage through innovation and leading product designs; (11) our failure to maintain the value of our brands and implementing a sufficient brand protection program; and (12) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other filings made by the Company with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement except as required by law. This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company calculates its awarded business using various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions, among other factors. These assumptions are updated on an annual basis. The Company updates the estimates quarterly by adding the value of new awards received and subtracting sales recorded during the quarter.

HAR-E

APPENDIX

Infotainment Division

FY 2013 Key Figures – Infotainment	Three Months Ended September 30
			Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	561	603	(7%)	2%
Gross profit	128	144	(11%)	(2%)
Percent of net sales	22.9%	23.9%
SG&A & Other	84	97	(14%)	(4%)
Operating income	45	47	(5%)	2%
Percent of net sales	8.0%	7.8%
Restructuring-related costs	0	2
Non-GAAP[1]
Gross profit(1)	128	146	(12%)	(3%)
Percent of net sales(1)	22.9%	24.1%
SG&A & Other(1)	84	97	(14%)	(5%)
Operating income(1)	45	49	(8%)	(1%)
Percent of net sales(1)	8.0%	8.1%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter were $561 million, a decrease of 7 percent, or an increase of 2 percent in local currency. Prior year sales were exceptionally robust due to approximately $30 million in one-time competitive replacement business and $45 million in additional sales to fulfill pent-up demand following the tsunami in Japan. Continued revenue growth in BRIC countries was led China, up 27 percent. On a non-GAAP basis gross margin decreased 121 basis points to 22.9 percent of sales, primarily due to the impact of the higher margin competitive substitution business booked in the prior year.

On a non-GAAP basis SG&A and Other expense decreased 116 basis points to 14.9 percent of sales.

Infotainment Division Highlights

In the first quarter, HARMAN continued to be a driving force for innovation in embedded infotainment systems globally.

HARMAN celebrated the start of production of the latest generation BMW infotainment system for all vehicles world-wide. HARMAN’s system for BMW is the most advanced on the market, offering a sophisticated set of features including 3-D navigation with real-time traffic information, brilliant graphics, office function integration, voice command intelligence, internet connectivity, and more.

Chryslers’ latest Ram Truck and Dodge Viper models launched into the market featuring the next generation Uconnect™ infotainment system, designed and built by Harman. This scalable system combines phone, navigation, entertainment, digital media compatibility, Bluetooth, and voice command – including voice activated texting – in an intuitive, easy-to-use design.

In September, Harman announced plans to establish a software engineering center in Chicago to further expand on its global network of Infotainment engineering and development centers. Harman also became a founding member of the Automotive Grade Linux Workgroup, with a goal to foster widespread industry collaboration and reference distributions that advance Linux-based automotive device development. In Pune, India, a new Sales & Development Center started operations.

Harman’s Aha™ Radio was launched as an integral feature in Honda’s new in-vehicle connectivity system HondaLink™. HondaLink with Aha Radio debuted on the 2013 Accord in September and will be rolled out to Honda’s entire U.S. line. Aha will be seamlessly integrated into the HondaLink mobile app and audio system-based interface for a unified user experience and will bring tens of thousands of stations of digital content to drivers.

Lifestyle Division

FY 2013 Key Figures – Lifestyle	Three Months Ended September 30
			Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	292	300	(3%)	3%
Gross profit	94	89	6%	11%
Percent of net sales	32.3%	29.7%
SG&A & Other	57	60	(4%)	1%
Operating income	37	29	27%	32%
Percent of net sales	12.8%	9.8%
Restructuring-related costs	0	0
Non-GAAP[1]
Gross profit(1)	94	89	6%	11%
Percent of net sales(1)	32.3%	29.7%
SG&A & Other(1)	57	59	(4%)	2%
Operating income(1)	37	29	26%	31%
Percent of net sales(1)	12.7%	9.8%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter were $292 million, a decrease of 3 percent, or an increase of 3 percent in local currency. Sales growth in local currency was led by robust demand in emerging markets, led by 28 percent growth in China. On a non-GAAP basis gross margin increased 2.7 percentage points to 32.3 percent of sales. The improvement was primarily due to neodymium cost mitigation and productivity gains.

On a non-GAAP basis, SG&A and Other expense decreased 22 basis points to19.6 percent of sales.

Lifestyle Division Highlights

In the first quarter, Harman extended its global leadership in automotive audio with $800 million of new competitive awards from major automakers including BMW, Ford and Volvo. Customers in all major markets continue to acknowledge our technological leadership, strong brand portfolio, and best-in-class global footprint.

Expanding our existing audio business with BMW, Harman was selected for new cross-car line ultra-premium level audio systems worldwide, and Volvo Car Corporation signed a letter of intent with Harman to provide ultra-premium branded audio across multiple vehicle platforms. This is HARMAN’s first branded audio award with Volvo and marks the beginning of a new strategic relationship. In North America, Ford Motor Company chose Harman as its branded audio partner for select future programs. This newly established partnership is the result of a common focus on technical innovation and a shared vision to create an unmatched ownership experience.

In Italy, the Fiat Group has also awarded HARMAN a second luxury branded audio contract for its famed Maserati sports car line, in addition to the JBL sound system recently launched on the Fiat Abarth 500 special edition. These two awards, in the luxury flagship Maserati brand and the sporty Abarth brand, show the breadth of the HARMAN portfolio and our ability to satisfy customer needs in all product segments.

Across Asia, HARMAN secured eight new program awards with six different OEMs. In China, HARMAN was awarded the first ever branded audio business with JAC, a major domestic automaker, as well as additional programs with current customers BAIC and Geely. In Japan, our long-term relationships with Subaru (with the Harman/Kardon brand) and Lexus (with the Mark Levinson brand) continue, as HARMAN has been nominated for two replacement platforms with each company. In Korea, the Company continues to expand its portfolio of business with Kia by securing HARMAN’s first branded audio award in the small C-segment SUV platform.

Also during the first quarter, HARMAN launched 56 new consumer audio products at the IFA show in Berlin. At this show, the Harman/Kardon SB30 sound bar was awarded a prestigious EISA award. As a long-time Apple technology partner, HARMAN was selected to participate in the iPhone5 launch showcasing JBL docking stations featuring new 8-pin Lightning connectors. The Company also collaborated with Nokia to launch JBL PowerUp, the first co-branded wireless charging/docking speakers for the Nokia Windows 8 smartphones.

Professional Division

FY 2013 Key Figures – Professional	Three Months Ended September 30
			Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	144	148	(3%)	0%
Gross profit	55	55	1%	4%
Percent of net sales	38.4%	37.0%
SG&A & Other	35	39	(8%)	(6%)
Operating income	20	16	23%	27%
Percent of net sales	13.8%	10.9%
Restructuring-related costs	0	0
Non-GAAP[1]
Gross profit(1)	55	55	1%	4%
Percent of net sales(1)	38.5%	37.2%
SG&A & Other(1)	35	39	(8%)	(6%)
Operating income(1)	20	16	22%	25%
Percent of net sales(1)	13.8%	11.1%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter were $144 million, a decrease of 3 percent, or flat in local currency. On a non-GAAP basis gross margin increased 132 basis points to 38.5 percent of sales. The primary reason for the gross margin improvement was neodymium cost mitigation, new product introductions at price premium and productivity gains. On a non-GAAP basis SG&A and Other expense decreased 145 basis points to 24.7 percent of sales, primarily as a result of productivity improvements within R&D expense.

Professional Division Highlights

In the first quarter, HARMAN equipment was installed in over 13 major venues including the Oakland Arena, Williams Arena at the University of Minnesota, and Houston’s 16,800-seat Lakewood Church. Harman received major contracts for equipment sales to outfit two new FIFA Official Stadiums for the 2014 World Cup in Brazil.

During the quarter, the Company introduced new category-leading signal processing, mixing console, installation loudspeakers and software user interface products. HARMAN’s new integrated audio and visual information delivery solution called IDX is being adopted by a growing number of airport and transit facilities, and the IDX installation at Colombia’s Bogota International Airport was completed. The Company’s professional audio products were in use at major special events like the BMW Olympic Delegates Celebration in Beijing, Las Vegas’ iHeart Radio Festival, and the Global Poverty Project Benefit concert in New York. HARMAN professional audio systems continue their strong legacy of supporting leading concert artists like Neil Diamond, Barry Manilow, and Lenny Kravitz among others on their international tours.

Other (Corporate)

FY 2013 Key Figures – Other	Three Months Ended September
			Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]
SG&A & Other	23	18	25%	25%
Restructuring-related costs	0	0
Non-GAAP
SG&A & Other(1)	23	18	25%	25%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

The Company continued the rollout of its global marketing campaigns. The Company’s Corporate Technology Center is driving and enabling cutting-edge development in connectivity and networking, cloud computing, wireless technologies, digital signal processing, and energy-efficient solutions. The Company is building on its strong base of patents and patents pending, including 175 patents issued or filed worldwide during the first quarter. The increase in first quarter SG&A expense compared to the prior year is primarily due to stock compensation forfeitures recorded in the prior year and investments in global brand marketing.

Harman International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30,
	2012	2011
Net sales	$998,193	$1,050,603
Cost of sales	719,946	762,961

Gross profit	278,247	287,642
Selling, general and administrative expenses	199,156	213,752
Sale of Intellectual Property	0	(288)
Operating income	79,091	74,178
Other expenses:
Interest expense, net	5,995	5,276
Miscellaneous, net	1,330	5,668

Income from operations before taxes	71,766	63,234
Income tax expense	17,211	14,867

Net income	$54,555	$48,367

Earnings per share:
Basic	$0.79	$0.68
Diluted	$0.79	$0.67
Weighted average shares outstanding:
Basic	68,682	71,283
Diluted	69,471	71,882

Harman International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	September 30, 2012	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$633,935	$617,356
Short-term investments	64,656	203,014
Accounts receivable	648,341	582,835
Inventories	512,567	427,597
Other current assets	286,869	285,443

Total current assets	2,146,368	2,116,245
Property, plant and equipment	425,841	430,234
Goodwill	180,533	180,811
Deferred tax assets, long term	284,356	308,768
Other assets	150,453	133,406
Total assets	$3,187,551	$3,169,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$399,700	$395,409
Short-term debt	212	227
Accounts payable	477,849	505,694
Accrued liabilities	358,322	368,002
Accrued warranties	99,453	97,289
Income taxes payable	17,051	15,279

Total current liabilities	1,352,587	1,381,900
Pension liabilities	169,524	168,099
Other non-current liabilities	90,990	89,854

Total liabilities	1,613,101	1,639,853

Total equity	1,574,450	1,529,611

Total liabilities and equity	$3,187,551	$3,169,464

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$998,193	$0	$998,193
Cost of sales	719,946	(40)[a]	719,906

Gross profit	278,247	40	278,287
Selling, general and administrative expenses	199,156	(188)[b]	198,968
Sale of Intellectual Property	0	0	0
Operating income	79,091	228	79,319
Other expenses:
Interest expense, net	5,995	0	5,995
Miscellaneous, net	1,330	(27)	1,303

Income from operations before taxes	71,766	255	72,021
Income tax expense	17,211	63 [c]	17,274

Net income	$54,555	$192	$54,747

Earnings per share:
Basic	$0.79	$0.01	$0.80
Diluted	$0.79	$0.00	$0.79
Weighted average shares outstanding:
Basic	68,682		68,682
Diluted	69,471		69,471

(a)	Restructuring expense in Cost of Sales was $0.04 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring credit in SG&A was $0.2 million due to reverse of accrual formed in prior period.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2011
	GAAP	Adjustments	Non-GAAP
Net sales	$1,050,603	$0	$1,050,603
Cost of sales	762,961	(1,702)[a]	761,259

Gross profit	287,642	1,702	289,344
Selling, general and administrative expenses	213,752	(313)[b]	213,439
Sale of Intellectual Property	(288)	0	(288)
Operating income	74,178	2,015	76,193
Other expenses:
Interest expense, net	5,276	0	5,276
Miscellaneous, net	5,668	0	5,668

Income from operations before taxes	63,234	2,015	65,249
Income tax expense	14,867	543 [c]	15,410

Net income	$48,367	$1,472	$49,839

Earnings per share:
Basic	$0.68	$0.02	$0.70
Diluted	$0.67	$0.02	$0.69
Weighted average shares outstanding:
Basic	71,283		71,283
Diluted	71,882		71,882

(a)	Restructuring expense in Cost of Sales was $1.7 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $0.3 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended September 30,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$998,193	$1,050,603	(5)%
Effect of foreign currency translation(1)		(71,975)

Net sales – local currency	998,193	978,628	2%

Gross profit – nominal currency	278,247	287,642	(3)%
Effect of foreign currency translation(1)		(18,530)

Gross profit – local currency	278,247	269,112	3%

SG&A & Other – nominal currency	199,156	213,464	(7)%
Effect of foreign currency translation(1)		(13,512)

SG&A & Other – local currency	199,156	199,952	0%

Operating income – nominal currency	79,091	74,178	7%
Effect of foreign currency translation(1)		(5,018)

Operating income – local currency	79,091	69,160	14%

Net income – nominal currency	54,555	48,367	13%
Effect of foreign currency translation(1)		(3,892)
Net income – local currency	54,555	44,475	23%

(1)	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and goodwill charges
(In thousands; unaudited)	Three Months Ended September 30,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$998,193	$1,050,603	(5)%
Effect of foreign currency translation(1)		(71,975)

Net sales – local currency	998,193	978,628	2%

Gross profit – nominal currency	278,287	289,344	(4)%
Effect of foreign currency translation(1)		(18,525)

Gross profit – local currency	278,287	270,819	3%

SG&A & Other – nominal currency	198,968	213,151	(7)%
Effect of foreign currency translation(1)		(13,512)

SG&A & Other – local currency	198,968	199,639	0%

Operating income – nominal currency	79,319	76,193	4%
Effect of foreign currency translation(1)		(5,013)

Operating income – local currency	79,319	71,180	11%

Net income – nominal currency	54,747	49,839	10%
Effect of foreign currency translation(1)		(3,887)
Net income – local currency	54,747	45,952	19%

(1)	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	As of September 30, 2012
$ millions
Cash & cash equivalents	$634
Short-term investments	65
Available credit under Revolving Credit Facility	541

Total liquidity	$1,240

Harman International Industries, Incorporated

Revised Lifestyle Division Reporting Due to Organizational Restructuring

(unaudited)

$millions	Lifestyle Division
	GAAP	Restructuring	Non-GAAP
Three Months Ended September 30, 2011
Net sales	299.8	—	299.8
Gross profit	89.0	(0.1)	88.9
Selling, general and administrative expenses	59.7	(0.2)	59.5
Operating income	29.3	0.2	29.5

Three Months Ended December 31, 2011
Net sales	368.8	—	368.8
Gross profit	108.5	—	108.5
Selling, general and administrative expenses	58.9	(0.2)	58.7
Operating income	49.6	0.2	49.8

Three Months Ended March 31, 2012
Net sales	332.0	—	332.0
Gross profit	93.5	—	93.5
Selling, general and administrative expenses	63.3	(0.4)	62.9
Operating income	30.2	0.4	30.6

Three Months Ended June 30, 2012
Net sales	330.2	—	330.2
Gross profit	102.3	—	102.3
Selling, general and administrative expenses	59.9	0.5	60.4
Operating income	42.4	(0.5)	41.9

Twelve Months Ended June 30, 2012
Net sales	1,330.8	—	1,330.8
Gross profit	393.3	(0.1)	393.2
Selling, general and administrative expenses	241.8	(0.3)	241.5
Operating income	151.5	0.2	151.7

Harman International Industries, Incorporated

Revised Professional Division Reporting Due to Organizational Restructuring

(unaudited)

$millions	Professional Division
	GAAP	Restructuring	Non-GAAP
Three Months Ended September 30, 2011
Net sales	147.5	—	147.5
Gross profit	54.5	0.3	54.8
Selling, general and administrative expenses	38.5	—	38.5
Operating income	16.0	0.3	16.3

Three Months Ended December 31, 2011
Net sales	158.4	—	158.4
Gross profit	58.4	—	58.4
Selling, general and administrative expenses	36.2	(1.1)	35.1
Operating income	22.2	1.1	23.2

Three Months Ended March 31, 2012
Net sales	152.8	—	152.8
Gross profit	58.9	—	58.9
Selling, general and administrative expenses	46.4	(6.7)	39.7
Operating income	12.5	6.8	19.2

Three Months Ended June 30, 2012
Net sales	172.0	—	172.0
Gross profit	60.0	0.1	60.1
Selling, general and administrative expenses	37.7	(0.6)	37.1
Operating income	22.3	0.7	23.0

Twelve Months Ended June 30, 2012
Net sales	630.7	—	630.7
Gross profit	231.8	0.4	232.2
Selling, general and administrative expenses	158.8	(8.4)	150.4
Operating income	73.0	8.8	81.8